ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") made this 5th day of April, 2024, by and between Wired4Health, Inc, a Florida corporation ("Seller" or “W4H” or “W4H Assets”), and Avant Technologies, Inc, a Nevada corporation (“Company” or "Purchaser" or “AVAI”).

RECITALS

WHEREAS, Seller is engaged in the business of providing full-stack software development, database management, data integration, project management and cloud services resources (the "Business"); and

WHEREAS, Seller wishes to sell and assign to Purchaser, and Purchaser wishes to purchase and assume from Seller, certain assets of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Seller shall sell and Purchaser shall purchase, free and clear of all liens, encumbrances and liabilities, the following assets of Seller's Business(the "Assets"):

a.	Wired4Health Agreement and amendments with Sentry Data Systems/Craneware

b.	Wired4Health Agreement between W4H and Respec, Inc.

c.	Wired4Health Agreements between W4H and all of its employees and contractors assigned to Sentry Data Systems/Craneware and Respec, Inc. customer accounts.

d.	Website and Internet Domain Name, Wired4Health.com and all of its content (the “Website“), and any other rights associated with the Website, including, without limitation, any intellectual property rights, all related domains, logos, customer lists and agreements, email lists, passwords, usernames and trade names, and all of the related social media accounts, if any, and any other associated rights.

e.	Wired4Health Chase Business Checking account

f.	all goodwill associated with the assets described in the foregoing clauses.

Other than the Assets, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties, if any, shall be excluded from the purchased Assets.

2.	The purchase price for the Assets is $2,200,000 (Two Million, Two-Hundred Thousand US dollars) (“Purchase Price”). Purchaser shall pay the Purchase Price to Seller through a combination of an amortizing secured promissory note and shares of AVAI preferred stock as follows:

a.	Secured Promissory Note: $1,200,000 in the form of a secured promissory note payable by AVAI to Seller bearing interest of five percent (5%) per annum accrued monthly (0.42% per month on the outstanding principal balance) and payable in 24 equal monthly installments of principal and interest in the amount of $52,427.22 on the first day of each month, beginning on the first day of the month following the closing of the transaction and continuing on the first day of each consecutive month thereafter until the note is fully paid, but in no case less than two billing cycles of W4H activity (“Promissory Note”). No interest will accrue on the loan during the period between closing date and the first scheduled payment date. AVAI may prepay the Promissory Note, including accrued interest, at any time during 24- month payment period without penalty. The parties agree that the Promissory Note will be secured by a first priority lien in the Assets and the cash and non-cash proceeds therefrom. The following conditions shall apply to the Promissory Note: Payments late in excess of five calendar days shall accrue a late payment fee equal to 5% of past due payment amount. All past due amounts plus late fees may be cured within ten (10) days after delivery to Purchaser of notice of default. The Promissory Note shall be secured by the Assets pursuant to the terms of a Security Agreement which, among other things, will authorize the Seller to file a UCC1 Financing Statement in the State of Nevada and, further, in any and every other jurisdiction in which Purchaser conducts its business.

i.	AVAI agrees to prioritize the monthly payment due Seller when utilizing any cash proceeds derived from W4H activity.

ii.	At least quarterly, AVAI agrees to provide Seller with financial information, including cash flow projections, relating to AVAI’s ability to service the Promissory Note.

iii.	The parties agree to make good faith efforts to reach accommodation regarding past due amounts if AVAI is in default of its obligations under the Promissory Note and fails to timely cure any outstanding amounts past due, however, Seller does not hereby waive any other rights or remedies it may have available to it upon any such default.

iv.	Upon default, Seller, in its sole and unilateral discretion, may require Purchaser to direct all contribution margin derived from the Assets be paid directly to a bank account designated by the Seller until such time that all current and past due amounts have been paid. Contribution Margin from the assets is defined as gross cash receipts less direct variable costs.

Purchaser agrees to maintain all payments to contractors and employees directly servicing the Assets in a timely manner.

v.	In addition to the agreed upon monthly payment of $52,427.22, Purchaser agrees to accelerate the repayment of principal towards the balance of the Promissory Note in any month in which Purchaser derives sufficient net operating cash flow from the assets as they were at the time of closing. Net operating cash flow of the assets is defined as cash received and directly attributable to the assets based on the scope and volume of work at the time of closing, less the direct operating costs and expenses attributable to the Asset incurred during that same month. In no case, however, shall Purchaser pay more than $60,000 or less than $52,427.22 in any given month for the term of the Promissory Note, except in the event that the remaining principal balance on the note is less than $52,427.22 due to accelerated repayment during the term.

b.	AVAI convertible redeemable preferred stock with a stated value of $1,000,000, where the conversion price shall be equal to the lesser of $1.00 per share each, on a fully diluted basis, or the volume-weighted average market price (VWAP) of AVAI common stock as traded on the OTC Markets for the most recent 30 days prior to deal closure (the “Conversion Price”). Conversion will include 4.99% blocker and a leak out agreement allowing daily sales to not exceed 25% of the total daily volume. AVAI will be required to obtain shareholder approval to establish the shares of Preferred Stock. By law (Rule 144), the holders of the preferred stock will not be permitted to resell the shares of common stock underlying the preferred stock for a period of six months following closing.

3.	Seller shall sell, assign, transfer, and convey to Purchaser the Assets, free of all liabilities.

4.	Purchaser shall accept the Assets "as is" without warranty as to their condition and operation.

5.	The actions to be taken by the parties hereto to close the transaction as provided herein shall take place on or before April 5, 2024 ("Closing Date") at Seller’s corporate office, hereinafter referred to as the ("Closing"). At the Closing, Seller shall deliver to Purchaser possession of the Assets, and good and sufficient instruments of transfer, conveying and transferring the Assets to Purchaser. Such delivery shall be made against payment and delivery to the Seller of the price as set forth herein above. The instruments of transfer shall contain covenants and warranties that Seller has good and marketable title in and to the Assets.
(a)	At the Closing, Seller shall deliver to Purchaser the following:

(i)	an assignment and assumption agreement in the form attached as

Exhibit A attached hereto (the "Assignment and Assumption Agreement") and duly executed by Seller, effecting the assignment to and assumption by Purchaser of the purchased Assets;

(ii)	a Security Agreement in the form attached as Exhibit B

(“Security Agreement”), wherein Purchaser pledges the Assets and any cash and non-cash proceeds therefrom as security for the full and timely payment and performance of the Promissory Note.

(b)	At the Closing, Purchaser shall deliver to Seller the following:

(i)	a duly executed Promissory Note in the form attached as Exhibit

C;

(ii)	the Assignment and Assumption Agreement duly executed by

Purchaser;

(iii)            the Security Agreement duly executed by Purchaser, wherein Purchaser pledges the Assets and any cash and non-cash proceeds therefrom as security for the full and timely payment and performance of the Promissory Note

(c)                Within three (3) business days of the Closing, Purchaser shall deliver to Seller the following:

(i)                 Shares of stock in Avant Technologies, Inc, a Nevada corporation, as described in Section 2 of this Agreement having a value of not less than ONE MILLION DOLLARS ($1,000,000), on a fully diluted basis;

6.	Seller covenants, warrants and represents:

(a)	It is not presently involved in any activity or outstanding dispute with any taxing authority as to the amount of any taxes due, nor has it received any notice of any deficiency, credit or other indication of deficiency from any taxing authority.

(b)	It is the owner of and has good and marketable title to all of the Assets enumerated in the attached Schedule A, free from all encumbrances.

(c)	Seller shall indemnify and hold harmless Purchaser from any and all claims of its creditors and such Assets shall transfer to Purchaser, free and clear of all liens and encumbrances.

(d)	Seller shall indemnify and hold harmless Purchaser from any and all claims of its creditors and such Assets shall transfer to Purchaser, free and clear of all liens and encumbrances.

7.	Purchaser covenants, warrants and represents:

(a)	Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada. Purchaser has all necessary power and authority to enter into this Agreement and any other transactions documents (including the Promissory Note and Security Agreement required pursuant to Section 2 above) to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other transaction documents to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser and its members. This Agreement and the other transaction documents constitute legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)	Immediately after giving effect to the transactions contemplated hereby, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all liabilities); and (c) have adequate capital to carry on its business. In connection with the transactions contemplated hereby, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

(c)	Purchaser has conducted its own independent investigation, review and analysis of the Business and the purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth herein immediately above in Section 6 of this Agreement; and (b) neither Seller nor any other person has made any representation or warranty as to Seller, the Business, the purchased Assets or this Agreement, except as expressly set forth herein immediately above in Section 6 of this Agreement.

8.	Seller shall work in good faith with Purchaser to ensure business continuity during a reasonable transition period post the Closing. The transition period shall not exceed thirty
(30)	days and shall include, but is not limited to the following:
a.	Public announcements and employee/contractor communications
b.	Customer communication and transition
c.	Transition of key vendors and core business support systems and services (e.g., payroll, accounting software, website, email, CRM, etc.)

9.	All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

10.	This Agreement shall be binding upon the personal representatives, successors and assignees of the parties. This Agreement and any accompanying instruments and documents include the entire transaction between the parties and there are no representations, warranties, covenants or conditions, except those specified herein or in accompanying instruments and documents.

11.	All covenants, warranties and representations herein shall survive this Agreement and the Closing Date.

12.	This Agreement shall be governed by and construed in accordance with the internal laws of the State of without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Florida. Any legal suit, action, or proceeding arising out of or related to this Agreement or the matters contemplated hereunder shall be instituted exclusively in the federal courts of the United States or the courts of the State of Florida in each case located in the County of Seminole, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding and waives any objection based on improper venue or forum non conveniens. Service of process, summons, notice, or other document by mail to such Party's address set out herein shall be effective service of process for any suit, action, or other proceeding brought in any such court.

13.	All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses set out hereinbelow (or to such other address that may be designated by a party from time to time in accordance with this Section):

If to Seller:	If to Purchaser:
Wired 4 Health, Inc.	Avant Technologies, Inc.
Attn: Paul Averill, Chief Executive Officer	Attn: Tim Lantz, Chief Executive Officer
250 International Parkway, Suite #134	5348 Vegas Drive
Heathrow, FL 32746	Las Vegas, NV 89108

14.	This Agreement constitutes the sole and entire agreement of the parties regarding the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

15.	If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

16.	This Agreement shall govern in the event of any inconsistency between this Agreement and any of the Exhibits attached hereto or any other document or instrument executed or delivered pursuant hereto or in connection herewith.

17.	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. “Electronic Signature” means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures, pursuant to the Electronic Signature Act of 1996 (§ 668.001 et seq., Fla. Stat.) and the Uniform Electronic Transaction Act (§ 668.50, Fla. Stat.) as amended from time to time.

18.	Neither Party may assign any of its rights hereunder without the prior written consent of the other Party. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning Party of any of its obligations hereunder. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer on any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals, the date and place first above written.

Wired4Health, Inc

By:_______/s/ Paul Averill

Name: Paul Averill

Title: Chief Executive Officer

AVANT TECHNOLOGIES, INC

By: /s/ _______Tim Lantz

Name: Tim Lantz

Title: Chief Executive Officer